Exhibit 5.(g)
                               STRATUS FUNDS, INC.
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                              FOR GROWTH PORTFOLIO


        THIS AMENDMENT TO INVESTMENT ADIVSORY AGREEMENT (the
"Amendment"), made as of the 16th day of December, 1997, by and between Stratus Fund, Inc., a Minnesota corporation (the "Fund") and Union Bank & Trust Company, a Nebraska state bank (the "Investment Adviser") (together, the "Parties"), amends the Investment Advisory Agreement for the Growth Portfolio between the Parties dated August 1, 1993 (the "Agreement"):

        WHEREAS, the Parties wish to amend the Agreement to revise the compensation paid by the Fund on behalf of the Growth Portfolio for services provided by the Investment Adviser to the Growth Portfolio under the Agreement.

        NOW, THEREFORE, for good and valuable consideration, the Parties agree that Exhibit 1 to the Agreement shall be amended hereby to provide that the fee payable to the Investment Adviser under Section 4 of the Agreement is 0.75%.

        IN WITNESS WHEREOF, the parties hereto have executed, accepted and delivered this Amendment on the day and year first above written.

                                                   STRATUS FUND, INC.



                                                   By __________________________
                                                          Chairman
                                                   UNION BANK AND TRUST COMPANY


                                                   By___________________________
                                                          President


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